Pricing Supplement No. 2022—USNCH10728 to Product Supplement No. EA-04-09 dated May 11, 2021,

Underlying Supplement No. 10 dated May 11, 2021, Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated February 11, 2022

Citigroup Global Markets Holdings Inc. $544,500 Trigger Autocallable Contingent Yield Notes

Linked to an Equally Weighted Basket of Two ETFs Due February 14, 2025

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of an equally weighted basket (the “underlying basket”) consisting of two ETFs, the Financial Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund (each, a “basket asset”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the basket closing level on the related quarterly valuation date is greater than or equal to the coupon barrier. If the basket closing level on a quarterly valuation date is less than the coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately six months after issuance, if the basket closing level on a quarterly valuation date is greater than or equal to the initial basket level, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final basket level. If the final basket level is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the notes have not been automatically called prior to maturity and the final basket level is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying basket from the trade date to the final valuation date, up to a 100% loss of your investment. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the basket assets or participate in any appreciation of the basket assets. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the basket closing level on the related valuation date is greater than or equal to the coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.
❑	Automatic Call — Beginning approximately six months after issuance, we will automatically call the notes and pay you the stated principal amount per note plus a final contingent coupon payment if the basket closing level on a quarterly valuation date is greater than or equal to the initial basket level. If the notes are not automatically called, investors may have full downside market exposure to the level of the underlying basket at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final basket level is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the final basket level is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the level of the underlying basket from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	February 11, 2022
Settlement date	February 16, 2022
Valuation dates[1]	Quarterly, beginning on August 11, 2022 (See page PS-6)
Final valuation date[1]	February 11, 2025
Maturity date	February 14, 2025
[1] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the underlying BASKET. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to an Equally Weighted Basket of two ETFs. Any payment on the notes will be based on the performance of the underlying basket, which consists of the basket assets listed below. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Basket Assets	Weighting	Initial Asset Price	Initial Basket Level	Contingent Coupon Rate	Coupon Barrier	Downside Threshold	CUSIP/ ISIN
Shares of the Financial Select Sector SPDR® Fund (Ticker: XLF) (an “ETF”)	50.00%	$40.11	100.00	9.90% per annum	75.00, which is 75% of the initial basket price	75.00, which is 75% of the initial basket price	17330L116 / US17330L1162
Shares of the Energy Select Sector SPDR® Fund (Ticker: XLE) (an “ETF”)	50.00%	$70.41

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	—	$10.00
Total	$544,500.00	—	$544,500.00

(1) On the date of this pricing supplement, the estimated value of the notes is $9.786 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $10.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. It is expected that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦   Product Supplement No. EA-04-09 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007044/dp150747_424b2-coba0409.htm

♦  Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

♦   Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to an Equally Weighted Basket of Two ETFs that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors in connection with your decision to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The Underlying Basket and the Basket Assets” beginning on page PS-14 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Fund Descriptions— The Select Sector SPDR® Funds” beginning on page US-119 of the accompanying underlying supplement of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying basket or the basket assets.

♦    You understand and accept the risks associated with the basket assets.

♦    You believe the basket closing level is likely to be greater than or equal to the coupon barrier on the valuation dates, and, if the basket closing level is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the final basket level will be greater than or equal to the downside threshold on the final valuation date, and, if the final basket level is below the downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦    You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦    You are willing to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the basket closing level is greater than or equal to the initial basket level, and you are otherwise willing to hold such notes to maturity.

♦    You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of basket assets, which could be significant.

♦    You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are willing to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦    You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦    You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the basket assets for the term of the notes.

♦    You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦      You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦      You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying basket or the basket assets.

♦      You do not understand or are not willing to accept the risks associated with the basket assets.

♦      You do not believe the basket closing level is likely to be greater than or equal to the coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦      You believe the basket closing level will be less than the downside threshold on the final valuation date, exposing you to the full downside performance of the basket assets.

♦      You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦      You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦      You are unwilling to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the basket closing level is greater than or equal to the initial basket level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦      You seek an investment that participates in the full appreciation of the underlying basket or the basket assets and whose positive return is not limited to the contingent coupon payments.

♦    You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦      You are unwilling to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦      You seek an investment for which there will be an active secondary market.

♦      You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the basket assets for the term of the notes.

♦      You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦      You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately three years, unless earlier automatically called
Trade date	February 11, 2022
Settlement date	February 16, 2022
Final valuation date[1]	February 11, 2025
Maturity date	February 14, 2025
Underlying basket	The notes are linked to an equally weighted basket consisting of the following basket assets, each having the respective weighting indicated below:
Basket Asset	Weighting
Shares of the Financial Select Sector SPDR® Fund	50.00%
Shares of the Energy Select Sector SPDR® Fund	50.00%
Automatic call feature

The notes will be automatically called if the basket closing level on any valuation date occurring on or after August 11, 2022 is greater than or equal to the initial basket level.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the basket closing level on a quarterly valuation date is greater than or equal to the coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the basket closing level on a quarterly valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.2475 for each $10.00 stated principal amount of notes (based on the per annum contingent coupon rate of 9.90%) and will be payable with respect to each valuation date on which the basket closing level on that valuation date is greater than or equal to the coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the basket closing level on that valuation date is less than the coupon barrier.

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final basket level is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final basket level is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative final basket return, equal to:

$10.00 × (1 + final basket return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying basket declines.

Downside threshold	75.00% of the initial basket level, as specified on the cover page of this pricing supplement.
Coupon barrier	75.00% of the initial basket level, as specified on the cover page of this pricing supplement
Initial basket level	100.00
Final basket level	The basket closing level on the final valuation date
Basket closing level	For any valuation date, 100.00 × (1 + the sum of the weighted basket asset returns on that valuation date)
Final basket return	final basket level – initial basket level initial basket level
Weighted basket asset return	For each basket asset on any valuation date, its weighting multiplied by its basket asset return on that valuation date
Basket asset return	For each basket asset on any valuation date: (i) its closing price on that valuation date minus its initial asset price divided by (ii) its initial asset price
Initial asset price	For each basket asset, the closing price of that basket asset on the trade date, as specified on the cover page of this pricing supplement
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date	The initial asset price for each basket asset is observed, the contingent coupon rate is set and the coupon barrier and downside threshold are determined.

Quarterly (autocallable after six months)

If the basket closing level on any quarterly valuation date is greater than or equal to the coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the basket closing level on any quarterly valuation date is below the coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the basket closing level on any valuation date (beginning six months after issuance) is greater than or equal to the initial basket level.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final basket level is observed on the final valuation date.

If the final basket level is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the final basket level is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative final basket return, equal to:

$10.00 × (1 + final basket return)

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates[2]
May 11, 2022	May 16, 2022
August 11, 2022	August 16, 2022
November 14, 2022	November 17, 2022
February 13, 2023	February 16, 2023
May 11, 2023	May 16, 2023
August 11, 2023	August 16, 2023
November 13, 2023	November 16, 2023
February 12, 2024	February 15, 2024
May 13, 2024	May 16, 2024
August 12, 2024	August 15, 2024
November 12, 2024	November 15, 2024
February 11, 2025	February 14, 2025

*The notes are NOT automatically callable until the second valuation date, which is August 11, 2022.

1 Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

2 If any valuation date (other than the final valuation date) is postponed, the corresponding coupon payme

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket assets. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning six months after issuance) and the final basket level is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final basket level is less than the initial basket level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the basket closing level on the related valuation date is less than the coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the basket closing level on the related valuation date is greater than or equal to the coupon barrier. If the basket closing level on any valuation date is less than the coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the basket closing level is below the coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your notes at maturity. The volatility of the underlying basket is an important factor affecting these risks. Greater expected volatility of the underlying basket as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that the basket closing level will be less than the coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, and that the final basket level will be less than the downside threshold, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the underlying basket — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the underlying basket, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying basket, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the underlying basket.

♦	The notes offer downside exposure to the underlying basket, but no upside exposure to the underlying basket — You will not participate in any appreciation in the price of the basket assets over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the basket assets over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the basket assets.

♦	The performance of the notes will depend on the basket closing level solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlying basket — Whether the contingent coupon will be paid for any given quarter will depend on the basket closing level solely on the applicable quarterly valuation date, regardless of the basket closing level on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the basket closing level on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the basket closing level on a limited number of dates, the notes will be particularly sensitive to volatility in the basket closing level. You should understand that the basket assets have historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in either basket asset or the stocks held by either basket asset— You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the the shares or any of the stocks held by the basket assets. It is important to understand that, for purposes of measuring the performance of the basket assets, the prices used will not reflect the receipt or reinvestment of dividends or distributions on either of the basket assets or the stocks held by either of the underlyings. Dividend or distribution yield on the basket assets or the stocks held by the basket assets would be expected to represent a significant portion of the overall return on a direct investment in the basket assets or the stocks held by the basket assets, but will not be reflected in the performance of either of the basket assets as measured for purposes of the notes (except to the extent that dividends and distributions reduce the prices of the basket assets).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning six months after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the basket closing level on that valuation date is greater than or equal to the initial basket level. Thus, the term of the notes may be limited to as short as six months. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the level of the underlying basket and the shorter time remaining for the level of the underlying basket to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the basket closing level will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of the underlying basket — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket. In general, the greater the volatility of the underlying basket, the greater the probability that the basket closing level will experience a large decline over the term of the notes and fall below the coupon barrier on one, or more, quarterly valuation dates and/or below the downside threshold on the final valuation date. The basket assets have historically experienced significant volatility. As a result, there is a significant risk that the basket closing level will fall below the coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that the basket closing level will fall below the downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying basket as of the trade date. If expectations about the volatility of the underlying basket change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying basket proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket assets, the correlation among the basket assets, the dividend yield on the basket assets and the stocks held by issuers of the basket assets and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the prices and volatility of the basket assets and a number of other factors, including the price and volatility of the stocks held by the issuers of the basket assets, the correlation between the basket assets, dividend yields on the basket assets, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the basket assets may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the value of a basket asset increases in value, the value of another basket asset may not increase as much, or may even decline in value. Therefore, in calculating the underlying basket’s performance on the final valuation date, an increase in the value of one basket asset may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket asset. Further, high correlation of movements in the values of the basket assets could adversely affect your return on the notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and the amounts payable on, your notes.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The underlying basket is not diversified and is subject to concentrated risks — The basket assets are all equity securities issued by publicly traded companies in the homebuilding industry. As a result, the underlying basket is not diversified and will be subject to concentrated risks affecting the homebuilding industry.

♦	The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past — The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. S&P Dow Jones Indices LLC announced that, on September 16, 2016 (the “rebalance date”), the Financial Select Sector Index would be reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In connection with this change, the Financial Select Sector SPDR® Fund contributed all of its real estate stocks to the Real Estate Select Sector SPDR Fund (“XLRE”) in exchange for shares of XLRE and, on September 19, 2016, the Financial Select Sector SPDR® Fund made an in-kind distribution of the XLRE shares to its shareholders. As a result of this distribution, the Financial Select Sector SPDR® Fund no longer holds real estate stocks and tracks the performance of only those financial services company stocks (which exclude real estate stocks) that remain in the Financial Select Sector Index.

As of September 16, 2016, according to information published by the Financial Select Sector SPDR® Fund, the XLRE shares held by the Financial Select Sector SPDR® Fund represented approximately 18.8% of its total assets. Accordingly, prior to the rebalance date, real estate stocks accounted for a significant percentage of the Financial Select Sector SPDR® Fund’s holdings and, therefore, after the rebalance date, the Financial Select Sector SPDR® Fund tracks a portfolio of stocks that differs meaningfully from the portfolio that it tracked prior to the rebalance date. When evaluating the historical performance of the Financial Select Sector SPDR® Fund contained in this pricing supplement, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks during the historical period shown than it will include going forward. The historical performance of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index tracked by the Financial Select Sector SPDR® Fund included during the historical period the same composition of stocks as it includes after the rebalance date.

The changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund. We cannot predict what effect these changes may have on the performance of the Financial Select Sector SPDR® Fund. It is possible that these changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, your return on the notes.

♦	The shares of the Financial Select Sector SPDR® Fund are subject to risks associated with the financial services sector — All or substantially all of the securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. Because the value of the notes is linked to the performance of the Financial Select Sector SPDR® Fund, an investment in the notes will be subject to concentrated risks relating to the financial services sector. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can have, and in recent years have had, a negative impact on the sector. Insurance companies may be subject to severe price competition. Because the notes are subject to the concentrated risks affecting financial services companies, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than a more diversified investment.

♦	The Financial Select Sector SPDR® Fund may be disproportionately affected by the performance of a small number of stocks — Approximately 41% of the Financial Select Sector SPDR® Fund is invested in just five stocks – JPMorgan Chase & Co., Berkshire Hathaway Inc. Class B, Bank of America Corporation, Wells Fargo & Company and Citigroup Inc. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the Financial Select Sector SPDR® Fund even if none of the other securities held by the Financial Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Financial Select Sector SPDR® Fund, the amount you receive at maturity could be less than the cash settlement amount you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such exchange-traded fund.

♦	Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR® Fund — Citigroup Inc. is currently an issuer of equity securities held by the Financial Select Sector SPDR® Fund, but, to our knowledge, neither we nor Citigroup are currently affiliated with any other company the equity securities of which are held by the Financial Select Sector SPDR® Fund. Neither we nor Citigroup Inc. have any ability to control the actions of the other issuers of such equity securities. None of the proceeds of this offering will go to the Financial Select Sector SPDR® Fund or the other issuers of equity securities held by the Financial Select Sector SPDR® Fund, and none of those issuers are involved in the offering of the notes in any way. Neither those issuers nor Citigroup Inc. have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

♦	The Energy Select Sector SPDR® Fund is subject to concentrated risks associated with the energy sector. The stocks included in the index underlying the Energy Select Sector SPDR® Fund and that are generally tracked by the Energy Select Sector SPDR® Fund are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the notes are linked to the performance of the Energy Select Sector SPDR® Fund, an investment in the notes exposes investors to concentrated risks associated with investments in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include :general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

♦	Our offering of the notes is not a recommendation of the underlying basket or the basket assets — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying basket or the basket assets is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in basket assets or the stocks that are held by the issuers of the the basket assets or in instruments related to the basket assets or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket assets. These and other activities of our affiliates may affect the prices of the basket assets in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the basket closing level and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the basket assets and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the basket assets to which the notes are linked.

♦	The notes may become linked to assets other than the original basket assets upon the occurrence of a reorganization event or upon the delisting of a basket asset— For example, if an ETF enters into a merger agreement that provides for holders of the such basket asset to receive shares of another entity, the shares of such other entity will become the applicable basket asset for all purposes of the notes upon consummation of the merger. Additionally, if a basket asset is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable basket asset. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of a basket asset— Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable basket asset would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket assets or the stocks held by the basket assets and other financial instruments related to the basket assets or such stocks and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the basket assets or stocks held by the basket assets or instruments linked to the basket assets or such stocks on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the basket closing level and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the basket assets. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the basket assets or issuers of the stocks held by the basket assets, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	You will have no rights against the issuers of the basket assets, and you will not receive dividends on the basket assets — As a holder of the notes, you will not be entitled to any rights with respect to the basket assets or the issuers of the basket assets, including voting rights and rights to receive any dividends or other distributions on the basket assets, but you will be subject to all changes affecting the basket assets. The issuers of the basket assets are not involved in the offering of the notes in any way, and such issuers do not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the issuers of the basket assets and are not responsible for their public disclosures — We are not affiliated with the issuers of the basket assets, and such issuers are not involved in this offering of the notes in any way. Consequently, we have no control over the actions of such issuers, including any corporate actions of the type that would require the calculation agent to adjust the terms of the notes. The issuers of the basket assets do not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket assets.

In addition, as we are not affiliated with the issuers of the basket assets, we do not assume any responsibility for the accuracy or adequacy of any information about the basket assets or the issuers of the basket assets contained in such issuers’ public disclosures. We have made no “due diligence” or other investigation into the issuers of the basket assets. As an investor in the notes, you should make your own investigation into the issuers of the basket assets.

♦	Even if the issuers of the basket assets pay a dividend that they identify as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the basket assets unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the basket asset on the date of declaration of the dividend. Any dividend will reduce the closing price of the basket assets by the amount of the dividend per share. If the issuers of the basket assets pay any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the prices of the basket assets — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the basket assets. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of a basket asset would not.

♦	If a basket asset is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

♦	The notes may become linked to shares of an issuer other than an original issuer of a basket asset upon the occurrence of a reorganization event or upon the delisting of a basket asset — For example, if a basket asset issuer enters into a merger agreement that provides for holders of that basket asset to receive stock of another entity, the stock of such other entity will become the basket asset for all purposes of the notes upon consummation of the merger. Additionally, if a basket asset is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the basket asset. See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares —Dilution and Reorganization Adjustments,” and “—Delisting of Company Shares” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to a basket asset that may require a dilution adjustment or the delisting of that basket asset, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to a basket asset;

♦	if a market disruption event occurs on any valuation date with respect to a basket asset, determining whether to postpone the valuation date;

♦	determining the price of a basket asset if the price of such basket asset is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if a basket asset is delisted and we do not exercise our call right, determining whether to select a successor basket asset and, if so, making such selection (see “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The price and performance of the basket assets may not completely track the performance of the indices underlying the ETFs or the net asset value per share of the ETFs — The ETFs do not fully replicate the underlying indices that they seek to track and may hold securities different from those included in the indices underlying the ETFs. In addition, the performance of the basket assets will reflect transaction costs and fees of the ETFs that are not included in the calculation of the indices underlying the ETFs. In addition, the ETFs may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the indices underlying the ETFs. All of these factors may lead to a lack of correlation between the performance of the basket assets and the indices underlying the ETFs. In addition, corporate actions with respect to the equity securities constituting the indices underlying the ETFs or held by the ETFs (such as mergers and spin-offs) may impact the variance between the performances of the basket assets and the indices underlying the ETFs. Finally, because the basket assets are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the basket assets may differ from the net asset value per share of the basket assets.

During periods of market volatility, securities underlying the ETFs may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the basket assets and the liquidity of the basket assets may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETFs. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the basket assets. As a result, under these circumstances, the market value of the basket assets may vary substantially from the net asset value per share of the basket assets. For all of the foregoing reasons, the performance of the basket assets may not correlate with the performance of the indices underlying the ETFs and/or the net asset value per share of the basket assets, which could materially and adversely affect the value of the notes in the secondary market and/or reduce one or more payments on the notes.

♦	Changes made by the investment advisers to the ETFs or by the sponsor of the indices underlying the ETFs may adversely affect the basket assets — We are not affiliated with the investment advisers to the ETFs or with the sponsors of the indices underlying the ETFs. Accordingly, we have no control over any changes such investment advisers or sponsors may make to the ETFs or the indices underlying the ETFs. Such changes could be made at any time and could adversely affect the performance of the basket assets.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: 3 years, unless earlier automatically called

t	Initial Basket Level: 100.00

t	Contingent Coupon Rate: 9.00% per annum (or 2.25% per quarter)

t	Quarterly Contingent Coupon Payment: $0.255 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately six months, as set forth on page PS-6 of this pricing supplement

t	Coupon Barrier: 75.00, which is 75% of the initial basket level

t	Downside Threshold: 75.00, which is 75% of the initial basket level

*The hypothetical contingent coupon rate may not represent the actual contingent coupon rate. The actual contingent coupon rate is listed on the cover page of this pricing supplement.

Example 1 — Notes are automatically called on the second valuation date.

Date	Basket Closing Level	Payment (per note)
First Valuation Date	110.00 (at or above coupon barrier and initial basket level)	$0.225 (contingent coupon — not callable)
Second Valuation Date	120.00 (at or above coupon barrier and initial basket level)	$10.225 (settlement amount)
	Total Payments:	$10.45 (4.50% total return)

The underlying basket closes above the coupon barrier on the first valuation date and therefore a contingent coupon is paid on the first coupon payment date. On the second valuation date (which is approximately six months after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the underlying basket closing level is greater than the initial basket level, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.225 per note, reflecting the $10.00 stated principal amount plus the contingent coupon. When added to the contingent coupon payment of $0.225 received in respect of the prior valuation date, you would have been paid a total of $10.45 per note for a 4.50% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the basket assets.

Example 2 — Notes are NOT automatically called and the final basket level is at or above the downside threshold.

Date	Basket Closing Level	Payment (per note)
First Valuation Date	90.00 (at or above coupon barrier)	$0.225 (contingent coupon — not callable)
Second Valuation Date	85.00 (at or above coupon barrier but below initial basket level)	$0.225 (contingent coupon — not called)
Third to Eleventh Valuation Dates	various (all below coupon barrier and initial basket level)	$0.00 (not called)
Final Valuation Date	95.00 (at or above downside threshold)	$10.225
	Total Payments:	$10.675 (6.75% total return)

The underlying basket closes above the coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to eleventh valuation dates, the underlying basket closes below the coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the underlying basket closes above the downside threshold. Therefore, at maturity, you would receive a total of $10.225 per note, reflecting the $10.00 stated principal amount plus the contingent coupon. When added to the total contingent coupon payments of $0.45 received in respect of the prior valuation dates, you would have been paid a total of $10.675 per note for a 6.75% total return on the notes over three years.

Example 3 — Notes are NOT automatically called and the final basket level is below the downside threshold.

Date	Basket Closing Level	Payment (per note)
First to Eleventh Valuation Dates	Various (all below coupon barrier and initial basket level)	$0 (not called)
Final Valuation Date	30.00 (below downside threshold)	$10.00 × [1 + final basket return] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
	Total Payments:	$3.00 (-70.00% total return)

The underlying basket on each valuation date closes below the coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the underlying basket closes below the downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the underlying basket and you will receive $3.00 per note, which reflects the percentage decrease of the basket closing level from the initial basket level to the final basket level.

The Underlying Basket and the Basket Assets

Because the underlying basket exists solely for purposes of these notes, historical information on the performance of the underlying basket does not exist for dates prior to the trade date for these notes. The graph below sets forth the hypothetical historical daily levels of the underlying basket for the period from January 3, 2012 to February 11, 2022, assuming that the underlying basket was created on January 3, 2012 with the same basket assets and corresponding weights in the underlying basket and with a level of 100 on that date. The hypothetical performance of the underlying basket is based on the actual closing prices of the basket assets on the applicable dates. We obtained these closing prices from Bloomberg L.P., without independent verification. Any historical trend in the level of the underlying basket during the period shown below is not an indication of the performance of the underlying basket during the term of the notes.

Shares of the Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Financial Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the financial sector, including companies from the following sub-industries: banks, thrifts and mortgage finance, diversified financial services, consumer finance, capital markets, mortgage REITs and insurance. The Financial Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including The Financial Select Sector SPDR® Fund.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Financial Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLF.”

We have derived all disclosures contained in this pricing supplement regarding the Financial Select Sector SPDR® Fund from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Financial Select Sector SPDR® Fund.

Please refer to the section “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

When evaluating the historical performance of the shares of the Financial Select Sector SPDR® Fund contained below, you should bear in mind that the index tracked by the Financial Select Sector SPDR® Fund included a different composition of stocks prior to September 16, 2016 than it includes after that date, as described under “Summary Risk Factors—The index tracked by the Financial Select Sector SPDR® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR® Fund in the past.” The historical performance of the shares of the Financial Select Sector SPDR® Fund might have been meaningfully different had the index included during the period prior to September 16, 2016 had the same composition of stocks as it includes after that date.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the Financial Select Sector SPDR® Fund from January 3, 2012 through February 11, 2022. The closing price of the Financial Select Sector SPDR® Fund on February 11, 2022 was $40.11. The initial asset price with respect to shares of the Financial Select Sector SPDR® Fund will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the Financial Select Sector SPDR® Fund has experienced significant fluctuations. The historical performance of the shares of the Financial Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the Financial Select Sector SPDR® Fund during the term of the notes. We cannot give you assurance that the performance of the shares of the Financial Select Sector SPDR® Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Financial Select Sector SPDR® Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Financial Select Sector SPDR® Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/12	03/30/12	$12.97	$10.80	$0.04978
04/02/12	06/29/12	$12.92	$10.86	$0.06782
07/02/12	09/28/12	$13.22	$11.55	$0.00000
10/01/12	12/31/12	$13.55	$12.31	$0.06611
01/02/13	03/28/13	$15.00	$13.68	$0.16613
04/01/13	06/28/13	$16.38	$14.48	$0.00000
07/01/13	09/30/13	$16.95	$15.76	$0.15770
10/01/13	12/31/13	$17.75	$15.89	$0.10115
01/02/14	03/31/14	$18.25	$16.67	$0.08285
04/01/14	06/30/14	$18.60	$17.28	$0.08961
07/01/14	09/30/14	$19.33	$17.99	$0.09836
10/01/14	12/31/14	$20.33	$17.90	$0.12611
01/02/15	03/31/15	$20.08	$18.68	$0.09072
04/01/15	06/30/15	$20.52	$19.56	$0.11014
07/01/15	09/30/15	$20.77	$18.09	$0.11347
10/01/15	12/31/15	$20.16	$18.41	$0.14984
01/04/16	03/31/16	$19.05	$15.99	$0.12300
04/01/16	06/30/16	$19.36	$17.42	$0.12110
07/01/16	09/30/16	$19.95	$18.17	$0.11439
10/03/16	12/30/16	$23.75	$19.21	$0.10675
01/03/17	03/31/17	$25.24	$22.95	$0.08790
04/03/17	06/30/17	$24.69	$22.90	$0.09306

07/03/17	09/29/17	$25.86	$23.88	$0.10322
10/02/17	12/29/17	$28.22	$26.05	$0.12828
01/02/18	03/29/18	$30.17	$26.82	$0.10456
04/02/18	06/29/18	$28.34	$26.36	$0.11897
07/02/18	09/28/18	$28.98	$26.48	$0.12750
10/01/18	12/31/18	$28.19	$22.31	$0.14495
01/02/19	03/29/19	$26.90	$23.48	$0.13466
04/01/19	06/28/19	$28.07	$26.01	$0.13946
07/01/19	09/30/19	$28.69	$25.98	$0.14427
10/01/19	12/31/19	$30.94	$26.78	$0.15629
01/02/20	03/31/20	$31.17	$17.66	$0.15930
04/01/20	06/30/20	$26.74	$19.55	$0.15160
07/01/20	09/30/20	$25.49	$22.68	$0.13528
10/01/20	12/31/20	$29.48	$23.61	$0.15201
01/04/21	03/31/21	$34.77	$28.95	$0.15123
04/01/21	06/30/21	$38.47	$34.47	$0.13930
07/01/21	09/30/21	$39.00	$35.11	$0.16203
10/01/21	12/31/21	$40.62	$37.54	$0.18441
01/03/22	02/11/22*	$41.42	$38.20	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2022 includes data for the period from January 3, 2022 through February 11, 2022. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2022.

The graph below illustrates the performance of the shares of the Financial Select Sector SPDR® Fund from January 3, 2012 through February 11, 2022. The closing price of the shares of the Financial Select Sector SPDR® Fund on February 11, 2022 was $40.11. We obtained the closing prices of the shares of the Financial Select Sector SPDR® Fund from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the Financial Select Sector SPDR® Fund should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the Financial Select Sector SPDR® Fund. We cannot give you assurance that the performance of the shares of the Financial Select Sector SPDR® Fund will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Shares of the Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy. The Energy Select Sector Index includes companies in the following two industries: (i) oil, gas and consumable fuels and (ii) energy equipment and services. The Energy Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the Energy Select Sector SPDR® Fund. Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Energy Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLE.”

We have derived all disclosures contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund from the publicly available documents described above. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Energy Select Sector SPDR® Fund.

Please refer to the section “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the Energy Select Sector SPDR® Fund from January 3, 2012 through February 11, 2022.  The closing price of the Energy Select Sector SPDR® Fund on February 11, 2022 was $70.41.  The initial asset price with respect to shares of the Energy Select Sector SPDR® Fund will be their closing price on the trade date.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.  Since its inception, the price of the shares of the Energy Select Sector SPDR® Fund has experienced significant fluctuations. The historical performance of the shares of the Energy Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the Energy Select Sector SPDR® Fund during the term of the notes. We cannot give you assurance that the performance of the shares of the Energy Select Sector SPDR® Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Energy Select Sector SPDR® Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the Energy Select Sector SPDR® Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/03/12	03/30/12	$76.29	$69.46	$0.28462
04/02/12	06/29/12	$72.42	$62.00	$0.31109
07/02/12	09/28/12	$76.57	$64.96	$0.00000
10/01/12	12/31/12	$74.94	$68.59	$0.33369
01/02/13	03/28/13	$79.99	$72.86	$0.72805
04/01/13	06/28/13	$83.28	$74.09	$0.00000
07/01/13	09/30/13	$85.30	$78.83	$0.76704
10/01/13	12/31/13	$88.51	$81.87	$0.40268
01/02/14	03/31/14	$89.06	$81.89	$0.42707
04/01/14	06/30/14	$101.29	$88.45	$0.46353
07/01/14	09/30/14	$100.58	$90.62	$0.48327
10/01/14	12/31/14	$88.77	$73.36	$0.48542
01/02/15	03/31/15	$82.29	$72.86	$0.51494
04/01/15	06/30/15	$82.94	$74.64	$0.50882
07/01/15	09/30/15	$74.54	$59.22	$0.47811
10/01/15	12/31/15	$71.40	$58.78	$0.54224
01/04/16	03/31/16	$63.75	$51.80	$0.45241
04/01/16	06/30/16	$69.50	$60.18	$0.43643
07/01/16	09/30/16	$71.80	$65.27	$0.41052
10/03/16	12/30/16	$77.83	$67.77	$0.40236
01/03/17	03/31/17	$76.17	$68.24	$0.41902
04/03/17	06/30/17	$70.90	$63.95	$0.44915
07/03/17	09/29/17	$68.49	$62.00	$0.86538
10/02/17	12/29/17	$72.60	$67.08	$0.45833
01/02/18	03/29/18	$78.03	$66.02	$0.47479

04/02/18	06/29/18	$78.91	$66.06	$0.51237
07/02/18	09/28/18	$77.37	$71.91	$0.51316
10/01/18	12/31/18	$77.79	$53.84	$0.53004
01/02/19	03/29/19	$67.29	$57.90	$0.51361
04/01/19	06/28/19	$68.61	$58.77	$0.57646
07/01/19	09/30/19	$64.44	$55.85	$0.56046
10/01/19	12/31/19	$61.99	$55.90	$0.59335
01/02/20	03/31/20	$60.87	$23.57	$2.35696
04/01/20	06/30/20	$46.86	$27.62	$0.50104
07/01/20	09/30/20	$38.58	$29.95	$0.54357
10/01/20	12/31/20	$41.60	$27.71	$0.52013
01/04/21	03/31/21	$53.57	$37.96	$0.51994
04/01/21	06/30/21	$56.19	$47.07	$0.53029
07/01/21	09/30/21	$54.81	$45.79	$0.59190
10/01/21	12/31/21	$59.14	$53.01	$0.69502
01/03/22	02/11/22*	$70.41	$57.22	$0.00000

* As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 3, 2022 through February 11, 2022. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2022.

The graph below illustrates the performance of the shares of the Energy Select Sector SPDR® Fund from January 3, 2012 to February 11, 2022. The closing price of the shares of the Energy Select Sector SPDR® Fund on February 11, 2022 was $70.41. We obtained the closing prices of the shares of the Energy Select Sector SPDR® Fund from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the shares of the Energy Select Sector SPDR® Fund should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the shares of the Energy Select Sector SPDR® Fund. We cannot give you assurance that the performance of the shares of the Energy Select Sector SPDR® Fund will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will not receive an underwriting discount for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $10.00 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the basket closing level and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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